Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

November 23, 2022

Board of Directors
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067
Ladies and Gentlemen:
We are acting as counsel to OptiNose, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-258707) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of up to (i) 30,268,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”), and (ii) warrants (the “Warrants”) to purchase an aggregate of up to 30,268,000 shares of Common Stock with an initial exercise price equal to $2.565 per share (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”), all of which Securities are to be sold by the Company pursuant to the Underwriting Agreement, dated as of November 21, 2022, by and between the Company and Piper Sandler & Co., as the representative of the underwriters named therein (the “Underwriting Agreement”), and that certain Warrant Agency Agreement, dated as of November 23, 2022, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as the Warrant agent (the “Warrant Agent Agreement”), in each case, as described in the Prospectus, dated August 31, 2021 (the “Registration Statement Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated November 21, 2022 (together with the Registration Statement Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that:

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Board of Directors OptiNose, Inc.	- 2 -	November 23, 2022

1.Following (i)  issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or the Finance Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.
2.Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Underwriting Agreement and the Warrant Agent Agreement, and (ii) receipt by the Company of the consideration for the Warrants specified in the Warrants and resolutions of the Board of Directors or Finance Committee of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.
3.The Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for upon exercise in accordance with the provisions of the Warrants and the Warrant Agent Agreement, will be validly issued, fully paid, and nonassessable. The Board of Directors of the Company or a duly authorized committee thereof has duly adopted resolutions reserving the Warrant Shares.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP